CONDENSED SEPARATE INTERIM FINANCIAL STATEMENTS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2026 AND 2025

CONDENSED SEPARATE INTERIM STATEMENT OF FINANCIAL POSITION
GRUPO CIBEST S.A.
As of March 31, 2026 and December 31, 2025
(Stated in millions of Colombian pesos)

	Note	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	3	1,373,866	116,820
Amortized cost investments	4	929,397	1,331,390
Equity financial instruments	4.1	12,224	4,384
Financial assets investments		941,621	1,335,774
Investment in subsidiaries	5	34,061,821	35,406,058
Investment in associates and joint ventures	6	55,624	63,911
Asset held for sale		5,175,028	5,263,986
Other assets	7	1,211,986	539
TOTAL ASSETS		42,819,946	42,187,088
LIABILITIES AND EQUITY
LIABILITIES		-	-
Borrowings from other financial institutions	8	1,082,980	1,412,752
Preferred shares	9	540,767	583,477
Current tax	-	26,206	16,720
Deferred tax, net	10.5	11,661	12,572
Other liabilities	11	4,362,441	4,303
TOTAL LIABILITIES		6,024,055	2,029,824
EQUITY
Share capital	12	480,914	480,914
Additional paid-in capital		37	37
Appropriated reserves	13	9,872,269	10,663,954
Retained earnings		22,131,655	22,132,533
Net profit		1,484,454	3,704,009
Accumulated other comprehensive income, net of tax		2,826,562	3,175,817
TOTAL EQUITY		36,795,891	40,157,264
TOTAL LIABILITIES AND EQUITY		42,819,946	42,187,088

* Includes the effects of the partial spin-off from Bancolombia S.A. to Grupo Cibest S.A. See Note 1 – Reporting Entity.

The accompanying notes form an integral part of these separate financial statements.

CONDENSED SEPARATE INTERIM STATEMENT OF INCOME
GRUPO CIBEST S.A.
For the three-month period ending March 31, 2026 and 2025
(Stated in millions of Colombian pesos)

	Note	March 31, 2026	March 31, 2025
Equity method subsidiaries	14.1	1,499,595	-
Equity method of associates and joint ventures	14.1	1,431	-
Equity instruments	14.1	52	9
Equity method net income		1,501,078	9
Other income	14.2	24,441	-
Total income, net		1,525,519	9
Operating expenses		-	-
Salaries and employee benefits		(3,094)	-
Interest expenses	15.1	(32,713)	-
Administrative and general expenses	15.2	(40,769)	-
Recovery of investment impairment at amortized cost		113	-
Wealth tax	10.2	(14,891)
Operating expenses, net		(91,354)	-
Profit before taxes from continuing operations		1,434,165	9
Income tax from continuing operations	10	1,730	-
Net profit from continuing operations		1,435,895	9
Net loss from discontinued operations		48,559	-
Net profit		1,484,454	9

The accompanying notes form an integral part of these separate financial statements.

CONDENSED SEPARATE INTERIM STATEMENT OF COMPREHENSIVE INCOME
GRUPO CIBEST S.A.
For the three-month period ending March 31, 2026 and 2025
(Stated in millions of Colombian pesos)

	Note	March 31, 2026	March 31, 2025
Net income		1,484,454	-
Other comprehensive income to be reclassified to the income statement			-
Gain on valuation of financial instruments	4.1	67	-
Related tax	10.4	(8)	-
Net of tax amount		59	-
Surplus from equity method			-
Unrealized gain/(loss) on investments in subsidiaries using equity method (1)	5	(47,096)	-
Gain/(loss) on valuation of investments in associates and joint ventures	6	(937)	-
Foreign exchange difference (1)		(320,403)
Net of tax amount		(368,436)	-
Effects of hedge accounting application			-
(Loss) gain on hedge of net investment in a foreign operation		29,419	-
Income tax	10.4	(10,297)	-
Net of tax amount		19,122	-
Total other comprehensive income to be reclassified to profit or loss		(349,255)	-
Other comprehensive income, net of taxes		(349,255)	-
Total comprehensive income		1,135,199	-

(1) This value corresponds to the exchange difference on investments. See Note 5, Investments in Subsidiaries, and Note 7, Assets Held for Sale.

The accompanying notes form an integral part of these separate financial statements.

CONDENSED SEPARATE INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A.
For the three-month period ending March 31, 2026 de 2025
(Stated in millions of Colombian pesos,except per share amounts stated in pesos)

				Appropriated reserves				Accumulated other comprehensive income
	Note	Share capital	Additional paid in capital	Appropriated reserves	Discretionary reserve	Reserve for share repurchase	Total reserves	Financial instruments	Equity method surplus	Total other comprehensive income, net	Retained earnings	Profit for the year	Total equity
Shareholders’ equity as of January 1, 2026 (1)		480,914	37	8,578,816	1,166,556	918,582	10,663,954	1,337	3,174,480	3,175,817	22,132,533	3,704,009	40,157,264
Carry-over of prior-year results		-	-	-	-	-	-	-	-	-	3,704,009	(3,704,009)	-
Dividend related to 509,103,132 ordinary shares and 444,111,532 preferred non-voting dividend shares, subscribed, paid-in and outstanding as of December 31, 2025, at COP 4,512 per share, payable as follows: COP 1,128 per share per quarter, on April 1, July 1, October 1, and December 29, 2026.		-	-	-	-	-	-	-	-	-	(4,243,930)	-	(4,243,930)
Release of reserves	11	-	-	(3,134,348)	(1,166,556)	-	(4,300,904)	-	-	-	4,300,904	-	-
Reserve for capital strengthening and future growth	11	-	-	-	3,760,983	-	3,760,983	-	-	-	(3,760,983)	-	-
Treasury share repurchase	11	-	-	(431,418)	-	179,654	(251,764)	-	-	-	-	-	(251,764)
By the equity method in subsidiaries, associates and joint ventures	5, 6	-	-	-	-	-	-	-	-	-	(878)	-	(878)
Profit for the period		-	-	-	-	-	-	-	-	-	-	1,484,454	1,484,454
Other comprehensive income		-	-	-	-	-	-	59	(349,314)	(349,255)	-	-	(349,255)
Equity as of March 31, 2026		480,914	37	5,013,050	3,760,983	1,098,236	9,872,269	1,396	2,825,166	2,826,562	22,131,655	1,484,454	36,795,891

(1) The date of incorporation of Grupo Cibest is September 25, 2024, for this reason no movement is shown for the 2025 period.

The accompanying notes form an integral part of these separate financial statements.

1

CONDENSED SEPARATE INTERIM STATEMENT OF CASH FLOW
GRUPO CIBEST S.A.
As of March 31, 2026 and 2025
(Stated in millions of Colombian pesos)

	Nota	March 31, 2026	December 31, 2025
Net income		1,484,454	9
Adjustments to reconcile net income to net cash:
Equity method – subsidiaries	14.1	(1,499,595)	-
Equity method – associates and joint ventures	15.1	(1,431)	-
Net loss from discontinued operations		(48,559)	-
Accrued interest – virtual investment	14.2	(20,838)	-
Valuation of equity instruments	14.1	(52)	(9)
Foreign exchange differences		(814)	-
Preferred share interest	15.1	14,265	-
Financial obligations interest	15.1	18,448	-
Income tax	10	(1,730)	-
Impairment of investments		(113)	-
Changes in operating assets and liabilities:			-
Increase in other assets		452	-
Change in other liabilities		57,233	-
Income tax advance		(1,552)	-
Net cash provided by (used in) operating activities		168	-
Cash flows from investment activities
Dividends received		1,572,408	1
Opening of investments at amortized cost		(2,278,000)	-
Opening of a liquidity income fund		(7,722)	-
Cash capitalizations in investments in subsidiaries		(161,000)	-
Cash capitalizations in Investments in Associates and Joint Ventures		-	-
Cancellation of investments at amortized cost		2,675,930	-
Interest received from investments at amortized cost		25,013	-
Net cash used in investing activities		1,826,629	1
Cash flow from financing activities:
Share buyback	13	(251,764)	-
Net cash used in financing activities		(569,751)	-
Decrease in cash and cash equivalents, before the effect of exchange rate changes		1,257,046	1
Payment on foreign currency financial liability		(317,987)	-
Cash received from spin-off		-	-
Decrease in cash		1,257,046	1
Cash at the beginning of the period		116,820	-
Cash at the end of the period		1,373,866	1

* Includes the effects of the partial spin-off from Bancolombia S.A. to Grupo Cibest S.A. See Note 1 – Reporting Entity.
The accompanying notes form an integral part of these separate financial statements.

1

NOTES TO THE SEPARATE FINANCIAL STATEMENTS
GRUPO CIBEST S.A.
All amounts are expressed in millions and billions of Colombian pesos, where applicable.
Foreign currency figures are expressed in thousands of the respective currency.

NOTE 1. REPORTING ENTITY
Grupo Cibest S.A., hereinafter “Cibest" it is a listed issuer on the Colombian Stock Exchange (BVC), as well as on the New York Stock Exchange (NYSE), since 2025. Cibest main location is in Medellín (Colombia), main address Carrera 48 # 26-85, Avenida Los Industriales. The company was constituted under the corporate name Grupo Cibest S.A. according to public deed number 10,594 dated September 25, 2024, issued by Notary Office No. 15 of Medellín.
The duration contemplated in the bylaws is until December 8, 2144; however, it may be dissolved or extended before that date.

Cibest’s business purpose is to invest in movable and immovable assets, particularly in shares, equity interests, or any other type of participation in Colombian and/or foreign companies or entities, as well as to manage such investments.

Cibest’s bylaws are set out in Public Deed No. 386 dated May 12, 2025, executed before Notary Public No. 30 of Medellín, through which the partial spin‑off agreement was formalized. Under this agreement, Bancolombia S.A. (“Bancolombia”), as the transferring (splitting) entity, transferred a portion of its assets to Cibest, as the beneficiary entity, without being dissolved.

On May 16, 2025, the market was informed of the completion of the corporate transactions aimed at evolving the group’s corporate structure. As a result, Grupo Cibest became the parent holding company of all financial entities and other subsidiaries, including Bancolombia.

As a result of the completion of these transactions, Bancolombia’s shareholders (excluding Cibest) became shareholders of Cibest. Cibest issued, on their behalf, the same number and class of shares (common shares and preferred dividend shares without voting rights), maintaining the same terms and conditions and ownership percentages they held in Bancolombia. Consequently, their shares in Bancolombia (excluding those held by Cibest) were cancelled. Holders of Bancolombia American Depositary Receipts (“ADR's”) received equivalent ADR's of Cibest, and their Bancolombia ADR's were cancelled.

Cibest’s common shares and preferred shares without voting rights are listed on the Colombian Stock Exchange under the symbols “CIBEST” and “PFCIBEST”, respectively. The ADRs representing preferred shares without voting rights are listed on the New York Stock Exchange under the symbol “CIB”, the same symbol previously used for Bancolombia’s ADRs prior to the corporate restructuring.

Cibest’s common shares, preferred dividend shares without voting rights, and ADR's became eligible for trading as of Monday, May 19, 2025.
1

The value of the assets, liabilities, and equity transferred from Bancolombia to Cibest as part of the partial spin-off on May 16, 2025 is as follows:

Statement of Financial Position:

Value
ASSETS
Cash	1,527,432
Equity financial instruments	4,197
Fiduciary Right – PA Cadenalco 75 Years	4,197
Investment in subsidiaries	41,449,137
Bancolombia S.A.	21,625,229
Banistmo S.A.	11,125,504
Banagrícola S.A. and subsidiaries	4,676,277
Grupo Agromercantil Holding S.A.	3,465,595
Nequi S.A. Finance Company	45,390
Renting Colombia S.A.S.	324,563
Negocios Digitales Colombia S.A.S.	102,321
Wompi S.A.S.	38,692
Wenia Ltd.	45,566
Investment in associates and joint ventures	50,507
Deferred tax assets	59,373
Other assets, net	688
TOTAL ASSETS	43,091,334
LIABILITIES
Borrowings from other financial institutions	1,527,432
Preferred shares	545,873
Deferred tax liabilities	1,569,650
TOTAL LIABILITIES	3,642,955
TOTAL EQUITY	39,448,380
TOTAL LIABILITIES AND EQUITY	43,091,335

Statement of income:

Value
Operating income
Equity method	2,353,256
Bancolombia S.A.	2,042,793
Banistmo S.A.	107,923
Banagrícola S.A. and subsidiaries	187,878
Grupo Agromercantil Holding S.A.	38,940
Nequi S.A. Finance Company	(15,646)
Renting Colombia S.A.S.	4,676
Negocios Digitales Colombia S.A.S.	566
Wompi S.A.S.	82
Wenia Ltd.	(13,956)
Associates and joint ventures	4,470
Dividends	5
Total income, net	2,357,731
Operating expenses	-
Interest expense	(19,370)
Total expenses	(19,370)
Profit before income tax	2,338,361
Income tax	(337)
Net profit	2,338,024

Cibest through its subsidiaries (collectively referred to as the “Cibest Group”) has international presence in the United States, Puerto Rico, Panamá, Guatemala, Bermuda, and El Salvador.

The completion of the share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest’s American Depositary Receipts (ADRs), which had been approved by the Shareholders’ Meeting on June 9, 2025, was approved. Likewise, the implementation of a new share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest’s ADRs was approved, for an amount of up to one trillion three hundred fifty billion Colombian pesos (COP 1,350,000 million), for a term of up to three (3) years, counted from the approval of the Repurchase Program regulations by the Board of Directors. For more information on the progress of the execution of the repurchase program carried out up to March 24, 2026, see Note 13. Appropriated Reserves.

Other corporate matters:

With regard to Cibest’s subsidiaries, we report that on December 18, 2025, Cibest announced to the market the signing of a share purchase agreement (share purchase commitment) with Inversiones Cuscatlán Centroamérica S.A. for the sale of 100% of the shares of Banistmo S.A. The agreed purchase price amounts to USD 1,418,000 (subject to customary adjustments upon closing of the transaction) and will be paid in full on the closing date of the transaction, once the necessary regulatory approvals have been obtained in Panamá and the conditions precedent set forth in the share purchase agreement have been duly satisfied.

On January 2, 2026, a company named Estrategias Cibest S.A.S. was incorporated. Its corporate purpose is focused on carrying out any lawful economic activity, including, among others, investments in movable and immovable assets, and particularly investments in shares, equity interests, or any other type of participation interest in Colombian and/or foreign companies or entities, as well as the management of such investments. Cibest holds 100% of the equity interest in this company.

As of March 31, 2026, Cibest has 22 employees.

NOTE 2. MATERIAL ACCOUNTING POLICIES

A. Basis for preparation of Condensed Separate Interim Financial Statements

The Condensed Separate Interim Financial Statements for the cumulative three months ended on March 31, 2026 are prepared in accordance with International Accounting Standard 34: Interim Financial Reporting (“IAS 34”), issued by the International Accounting Standards Board (hereinafter, “IASB”). These financial statements have not been audited. They do not include all the information and disclosures that are typically required for full annual Financial Statements and, therefore, should be read in conjunction with Cibest Separate Financial Statements for the year ended on December 31, 2025 which were prepared in accordance with the Accounting and Financial Reporting Standards (NCIF) accepted in Colombia, based on International Financial Reporting Standards (IFRS) issued by the IASB, pursuant to the Technical Regulatory Framework issued through Decree 2420 of 2015 and its amendments, issued by the Ministry of Finance and Public Credit and the Ministry of Commerce, Industry and Tourism. These financial statements have not been audited.

Preparation of the Condensed Separate Interim Financial Statements under going concern basis

Management has assessed the Cibest’s ability to continue as a going concern and confirms that the Company has adequate resources, liquidity and solvency to continue operating the business for the foreseeable future, which is at least 12 months from the end of the reporting period. Based on the Cibest's liquidity position at the date of authorization of the Condensed Separate Interim Financial Statements, Management maintains a reasonable expectation that the going concern basis of accounting remains appropriate.

These Condensed Separate Interim Financial Statements have been prepared on a going concern basis and do not include any adjustments to the carrying amounts or classification of assets and liabilities that would be required if the going concern assumption were not correct.

In the Management’s opinion, these Condensed Separate Interim Financial Statements reflect all material adjustments considered necessary in the circumstances and based on the best information available as of March 31, 2026 and the date of their promulgation and issuance, for a fair representation of Financial results for the Interim periods presented.

The results of operations for the cumulative three months ended on March 31, 2026 and 2025 are not necessarily indicative of the results for the full year. Cibest considers that the disclosures are sufficient to make the information presented not misleading or biased. For this reason, the Condensed Separate Interim Financial Statements include selected explanatory notes to explain events and transactions that are important to the Financial Statements users or represent significant materiality in understanding the changes in the Cibest’s financial position and performance since the last annual audited Financial Statements.

Assets and liabilities are measured at cost or amortized cost, except for certain financial assets and liabilities that are measured at fair value. Financial assets and liabilities measured at fair value include those classified at fair value through profit or loss and and equity instruments measured at fair value through other comprehensive income (“OCI”). Likewise, the carrying value of assets and liabilities recognized as a fair value hedge are adjusted for changes in fair value attributable to the hedged risk. Almost, investments in subsidiaries, associates and joint ventures are measured using the equity method.

The Condensed Separate Interim Financial Statements are stated in Colombian pesos (“COP”) and figures are stated in millions or billions (when indicated), except for the market exchange rate, which are stated in units of Colombian pesos, while other currencies (dollars, euro, pounds, etc.) are stated in thousands.

Business Reorganization and Transactions Between Entities Under Common Control

A business reorganization process under common control refers to transactions in which entities that are controlled by the Group are restructured, both before and after the transaction, and such control is not temporary.

For transactions under common control, Cibest has chosen as its accounting policy to apply the predecessor value method for recognizing intercompany transactions. This means that the assets and liabilities carved out from the entity or business being spun off are recognized in the separate financial statements of the receiving company at their carrying amounts, as recorded prior to the transaction date.

Cibest presents the net assets received retrospective from the date of the transfer.

During the second quarter of 2025, the Cibest assumed the position of parent within the economic group. Therefore, from that date onward, the Financial Statements presented include all the subsidiaries previously consolidated by Bancolombia S.A. For more information, see Note 1 – Reporting Entity.

B. Use of estimates and judgments

The preparation of these Condensed Separate Interim Financial Statements Cibest's Management to makes judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.
These estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the change affects only that period, or in the period of the revision and future periods if the changes affects both current and future periods.

For the period ended on March 31, 2026 there were not significant changes in the bases on which estimates and significant judgments were determined by Management in applying the Cibest's accounting policies, as compared to those applied in the Separate Financial Statements at the year ended on December 31, 2025.

C. Material Accounting Policies and recently issued accounting pronouncements

The same accounting policies and methods of calculation applied in the Separate Financial Statements of Cibest for the year ended on December 31, 2025 continue to be applied in these Condensed Separate Interim Financial Statements, except for the adoption of new standards, improvements and interpretations effective from January 1, 2026, as shown below:

Accounting pronouncements issued by IASB pending to incorporate in NCIF framework accepted in Colombia

Accounting standards under evaluation by Management:

IFRS 18 Presentation and Disclosure in Financial Statements: In April 2024, the Board issued IFRS 18 to replace IAS 1 Presentation of Financial Statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:

-Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.
-Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.
-More useful grouping of information in the financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes. In addition, the new standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.

The IASB has proposed that this new standard be effective for annual reporting periods beginning on or after January 1, 2027, with early application permitted. As of the reporting date, this standard has not yet been incorporated into the accounting technical framework accepted in Colombia.

Management is assessing the impact that these amendments will have on the Cibest's Condensed Separate Interim Financial Statements and disclosures.

Accounting standards evaluated in prior periods:

The following accounting pronouncements were evaluated by Management and no impacts were identified on Cibest’s separate financial statements or disclosures:

-IAS 12 International tax reform – Pillar Two model rules.
-IFRS 16 Lease liability in a sale and leaseback.
-Amendments to the Classification and Measurement of Financial Instruments – Amendments to IFRS 9 and IFRS 7.
-Annual Improvements to IFRSs – Volume 11.

NOTE 3. CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flow and the statement of financial position, the following assets are considered as cash and cash equivalents:

	March 31, 2026	December 31, 2025
In millions of COP
Cash
Deposits from banks and other private financial institutions	1,373,866	116,820
Total cash and cash equivalents	1,373,866	116,820
(1) The increase corresponds to the dividends received in March 2026.
NOTE 4. FINANCIAL ASSETS INVESTMENTS

Cibest’s investment portfolio in financial instruments and derivatives as of March 31, 2026 and December 31, 2025 is described below:

Financial assets investments and derivative financial instruments	March 31, 2026	December 31, 2025
In millions of COP
Investments at amortized cost (1)	929,397	1,331,390
Equity instruments (2)	12,224	4,384
Total financial investment instruments	941,621	1,335,774
(1)Corresponds to investments in term deposits with fixed returns held at Bancolombia.
(2)See Note 4.1 Investments in equity securities.

4.1. Investments in equity securities

The detail of investments in equity securities is as follows:

Equity financial instruments	March 31, 2026	December 31, 2025
In millions of COP
Equity investments at fair value through profit or loss	7,898	124
Investment Fund Renta Liquidez	7,898	124
Equity instruments measured at fair value through OCI	4,326	4,260
Fiduciary Rights P.A. Cadenalco 75 Years	4,326	4,260
Total equity financial instruments	12,224	4,384

As of March 31, 2026, no impairment losses were recognized on equity instruments.

These investments are considered strategic for Cibest; therefore, there are no plans to dispose of them in the near term.
The valuation effect on the statement of comprehensive income, corresponding to equity investment financial instruments, is COP 67 as of March 31, 2026. See separate statement of comprehensive income – Profit on valuation of financial instruments.

NOTE 5. INVESTMENT IN SUBSIDIARIES

The detail of investments in subsidiaries as of March 31, 2026 and December 31, 2025 is as below:

			March 31, 2026		December 31, 2025
In millions of COP
Company name	Main activity	Country	% of ownership	Investment value	% of ownership	Investment value
Bancolombia S.A.	Financial services	Colombia	94.50%	24,861,288	94.50%	26,029,103
Banagrícola S.A.	Holding	Panamá	99.17%	3,838,387	99.17%	4,092,596
Grupo Agromercantil Holding S.A.	Holding	Panamá	100.00%	3,018,816	100.00%	3,157,573
Inversiones Cibest S.A.S.	Investment	Colombia	100.00%	1,288,424	100.00%	1,226,484
Renting Colombia S.A.S.	Operating lease	Colombia	94.58%	360,563	94.58%	347,338
Estrategias Cibest S.A.S (1)	Holding	Colombia	100.00%	150,119	—%	-
Negocios Digitales Colombia S.A.S.	Payment solutions	Colombia	100.00%	105,091	100.00%	105,679
Wompi S.A.S.	Technology services	Colombia	100.00%	85,831	100.00%	80,537
Cibest Panama Assets S.A	Holding	Panamá	100.00%	92,272	100.00%	94,723
Cibest Investment Management S.A.S.	Investment	Colombia	100.00%	57,443	100.00%	54,945
Valores Cibest S.A.S.	Investment	Colombia	100.00%	57,443	100.00%	54,945
Cibest Inversiones Estratégicas S.A.S.	Investment	Colombia	100.00%	57,443	100.00%	54,945
Wenia Ltd.	Technology services	Bermudas	100.00%	44,685	100.00%	47,578
Nequi S.A. finance Company	Financial services	Colombia	94.99%	44,016	94.99%	59,612
Total investment in subsidiaries				34,061,821		35,406,058

(1) As of March 31, 2026, Estrategias Cibest S.A.S was incorporated and capitalized for COP 150,000.
The following tables sets forth the changes of the Bank's subsidiary investments as of March 31, 2026 and December 31, 2025:

March 31, 2026	Bancolombia S.A.	Banagrícola S.A.	Grupo Agromercantil Holding S.A.	Inversiones Cibest S.A.S.	Renting Colombia S.A.S.	Estrategias Cibest S.A.S	Negocios Digitales Colombia S.A.S.	Others	Total
In millions of COP
Initial balance	26,029,103	4,092,596	3,157,573	1,226,484	347,338	-	105,679	447,285	35,406,058
Equity method through income statement (1)	1,238,006	117,519	81,770	64,186	13,225	119	(856)	(14,374)	1,499,595
OCI (Equity method)	(43,375)	(1,475)	11	(2,249)	-	-	268	(276)	(47,096)
Foreign exchange difference	-	(101,465)	(77,828)	-	-	-	-	(3,592)	(182,885)
Purchases / capitalizations (2)	-	-	-	-	-	150,000	-	11,000	161,000
Dividends	(2,362,500)	(268,788)	(142,710)	-	-	-	-	-	(2,773,998)
Profit for previous years	54	-	-	3	-	-	-	(910)	(853)
Ending balance	24,861,288	3,838,387	3,018,816	1,288,424	360,563	150,119	105,091	439,133	34,061,821
(1) See Note 14.1 Net Income from Equity Method Investments.
(2) During the year 2026, capitalizations have been made for the following entities: Estrategias Cibest S.A.S for COP 150,000, Wenia Ltd. COP 11,000.

December 31, 2025	Bancolombia S.A.	Banistmo S.A. (1)	Banagrícola S.A.	Grupo Agromercantil Holding S.A.	Inversiones Cibest S.A.S.	Renting Colombia S.A.S.	Negocios Digitales Colombia S.A.S.	Others	Total
In millions of COP
Initial balance
Value received from the partial spin‑off from Bancolombia S.A. to Grupo Cibest S.A.	21,625,229	11,125,504	4,676,277	3,465,595	-	324,563	102,321	129,648	41,449,137
Standardization from Super to Full standard	1,857,038	-	-	-	-	-	-	11,490	1,868,528
Equity method through income statement (2)	3,869,264	-	398,428	74,300	172,163	22,775	2,587	12,990	4,552,507
OCI (Equity method)	(125,322)	36,586	3,214	505	(8,819)	-	(9,206)	(1,315)	(104,357)
Foreign exchange difference	-	(1,007,615)	(536,240)	(375,836)	-	-	-	(3,556)	(1,923,247)
Purchases / capitalizations (3)	-	-	-	-	1,063,507	-	-	255,174	1,318,681
Transfer of shares for in-kind capitalization	(1,189,386)	-	-	-	-	-	-	-	(1,189,386)
Dividends	-	-	(449,014)	-	-	-	-	-	(449,014)
Profit for previous years	(7,720)	(2,650)	(69)	(6,991)	(367)	-	9,977	100	(7,720)
Spin-off value (4)	-	(42,754)	-	-	-	-	-	42,754	-
Participation method reclassified to discontinued operation	-	294,037	-	-	-	-	-	-	294,037
Reclassification of assets held for sale	-	(10,403,108)	-	-	-	-	-	-	(10,403,108)
Ending balance	26,029,103	-	4,092,596	3,157,573	1,226,484	347,338	105,679	447,285	35,406,058
(1) Due to the purchase agreement signed on December 18, 2025, the investment in Banistmo S.A. was classified as an asset held for sale. See Note 1 Reporting Entity.
(2) See Note 14.1. Net Income from Equity Method Investments.
(3) During the year 2025, capitalizations have been made for the following entities: Inversiones Cibest S.A.S. for COP 1,063,507, Cibest Inversiones Estratégicas S.A.S. COP 43,501, Cibest Investment Management S.A.S. COP 43,501, Valores Cibest S.A.S. COP 43,501,

Cibest Panamá Assets S.A COP 49,044, Wenia Ltd. COP 31,629, Wompi S.A.S. COP 25,000, Nequi S.A. Compañía De Financiamiento COP 18,998.
(4) This corresponds to the partial spin-off by Banistmo, whereby 100% of the shares it held in Cibest Capital Panamá (formerly Valores Banistmo S.A.) in favor of Cibest Panamá Assets S.A. See Note 1. Reporting Entity.

The following is the supplementary information of the Cibest's most significant subsidiaries as of March 31, 2026 and December 31, 2025 without eliminations:
As of March 31, 2026

Company	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
Bancolombia S.A.	276,927,055	250,743,928	44,421,300	1,310,061
Banagrícola S.A.	23,341,850	21,371,796	674,028	81,770
Grupo Agromercantil Holding S.A.	1,288,430	6	64,225	64,187
Renting Colombia S.A.S.	2,470,456	2,060,458	344,092	22,574

As of December 31, 2025

Company	Assets	Liabilities	Income from ordinary activities	Gain / (Loss)
In millions of COP
Bancolombia S.A.	268,641,523	241,222,614	161,855,076	6,123,641
Banistmo S.A.	38,956,746	34,494,957	3,822,451	401,486
Banagrícola S.A.	25,916,846	23,452,205	3,134,775	591,651
Grupo Agromercantil Holding S.A.	24,415,732	22,333,798	2,694,210	113,240
Renting Colombia S.A.S.	1,226,484	1	174,869	172,162

For the purpose of applying the equity method to subsidiary companies, the financial statements as of March 31, 2026 and December 31, 2025, respectively, have been used.

As of March 31, 2026 there are no restrictions or limitations on the ability of subsidiaries to transfer funds to the Bank in the form of dividends and other capital distributions; likewise, there are no contingent liabilities in connection with their interests in the aforementioned subsidiaries.

5.1 Hedge of a net investment in a foreign operation
Cibest applies hedge accounting in accordance with IFRS 9, under the hedge type of a net investment in a foreign operation.

Hedging of the Investment in Banistmo S.A.

As of December 30, 2025, Cibest designated USD 359,000 in financial liabilities as a hedging instrument. The purpose of this hedging relationship is to protect Cibest against exchange rate risk (USD/COP) arising from a portion of its net investment in Banagrícola, a Panamá-based company whose financial statements are denominated in USD.
During the first quarter of 2026, events related to hedging instruments occurred as detailed below:
1.Date: March 10, 2026: A partial discontinuation of the hedging relationship was recognized due to principal prepayments totaling USD 63,689 on working capital loans designated as the hedging instruments. The remaining principal balance of the hedging instruments amounts to USD 295,311, which corresponds to the new designated carrying amount.
2.Date: March 17, 2026: A renewal of a loan designated as a hedging instrument was executed. On March 17, a renewal agreement was negotiated with Bancolombia Panamá for one of the loans comprising the hedging instrument, which matured on that date. The renewal resulted in a new maturity date and interest rate for the same principal amount. As the terms and conditions did not differ substantially from those of the original loan, the hedging relationship continued.
3.Date: March 24, 2026: A renewal of a loan designated as a hedging instrument was executed. On March 24, a renewal agreement was negotiated with Bancolombia Panamá for one of the loans comprising the hedging instrument, which matured on that date. The renewal resulted in a new maturity date and interest rate for the same principal amount. As the terms and conditions did not differ substantially from those of the original loan, the hedging relationship continued.
The book value and the hedged portion of the investment are listed below:

Banagrícola S.A.	March 31, 2026
In thousands of USD
Net investment hedged in the hedging relationship	295,311
Total net investment Banagrícola S.A.	295,311
The following is a detail of the hedging instruments of the net investment in the net foreign investment:

As of March 31, 2026

Debt securities issued in thousands of USD, designated as hedging instruments
Opening date	Due date	E.A rate	Capital balance	Capital designated as hedging instrument
18/03/2022	17/09/2027	5.59%	234,000	234,000
25/03/2022	24/09/2027	5.75%	61,311	61,311
Total debt securities			295,311	295,311
(1) As of March 31, 2026, the amount of these obligations amounted to COP 1,080,867. For further information on obligations to correspondent banks, see Note 8, Borrowings from other financial institutions.

As of December 31, 2025

Debt securities issued in thousands of USD, designated as hedging instruments
Opening date	Due date	E.A rate	Capital balance	Capital designated as hedging instrument
18/03/2022	17/03/2026	5.85%	234,000	234,000
25/03/2022	24/03/2026	5.84%	100,000	100,000
28/03/2022	27/03/2026	5.79%	25,000	25,000
Total debt securities			359,000	359,000

Measuring effectiveness and ineffectiveness
A hedge is considered effective if, at the beginning of the period and in subsequent periods, the changes in fair value or cash flows attributable to the hedged risk during the period for which the hedge has been designated are offset.

Cibest has documented the evidence of effectiveness of the hedge of the net foreign investment based on the portion of the net investment hedged at the beginning of the hedging relationship amounting to USD 295,311. The hedge is considered perfectly effective since the critical terms and risks of the obligations that serve as hedging instruments are identical to those of the primary hedged position. The effectiveness of the hedge is measured before taxes.

Gains or losses on translation of Banagrícola financial statements are recognized in OCI. Consequently, the exchange difference related to the translation of debt securities issued and borrowings from correspondent banks is recognized directly in OCI.

NOTE 6. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

The following table summarizes the balance sheet balances of investments in associates and joint ventures as of March 31, 2026 and December 31, 2025:

Composition	March 31, 2026	December 31, 2025
In millions of COP
Joint ventures	33,692	41,824
Investments in associates	21,932	22,087
Total	55,624	63,911

The following tables present the Cibest's investments in associates as of March 31, 2026 and December 31, 2025:

Company name	Principal activity	Country	March 31, 2026		December 31, 2025
			% of participation	Investment	% of participation	Investment
Puntos Colombia S.A.S.	Customer loyalty management	Colombia	50.00%	22,749	50.00%	28,862
International Ejecutiva de Aviación S.A.S.	Air transportation service	Colombia	50.00%	10,943	50.00%	12,962
Total investments in joint ventures				33,692		41,824

The following tables present the movement of Cibest's joint venture investments as of March 31, 2026 and December 31, 2025:

	March 31, 2026			December 31, 2025
In millions of COP
	Puntos Colombia S.A.S.	International Ejecutiva de Aviación S.A.S.	Total	Puntos Colombia S.A.S.	International Ejecutiva de Aviación S.A.S.	Total
Balance at beginning of period	28,862	12,962	41,824	-	-	-
Value received in the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A.	-	-	-	20,516	9,828	9,828
Income in equity method (1)	1,888	(1,058)	830	13,062	2,391	15,453
OCI (Equity method) (2)	-	(936)	(936)	-	291	291
Retained earnings	-	(25)	(25)	-	-	-
Purchases/Capitalizations	-	-	-	-	452	452
Dividends	(8,001)	-	(8,001)	(4,716)	-	(4,716)
Balance at end of period	22,749	10,943	33,692	28,862	12,962	41,824
(1)See Note 14.1. Net income from equity participation.
(2)See Separate Statement of Comprehensive Income.

The following information pertains to Cibest's investments in associates:

Company name	Main activity	Country	March 31, 2026		December 31, 2025
			% participation	Investment value	% participation	Investment value
Protección S.A.	Pension and severance fund management	Colombia	0.69%	21,932	0.69%	22,087
Total Investments in Joint Ventures				21,932		22,087

The following table presents the movement of investments in Cibest associates as of March 31, 2026 and December 31, 2025:

Protección S.A.	March 31, 2026	December 31, 2025
In millions of COP
Balance at beginning of period	22,087	-
Value received in the partial absorption-type spin-off from Bancolombia S.A. to Grupo Cibest S.A.	-	20,163
Equity method recognized in income (1)	601	1,921
Equity method recognized in OCI (2)	(1)	3
Dividends	(755)	-
Balance at end of period	21,932	22,087
(1) See note 14.1 Net Income from Equity Method Investments.
(2) See Condensed separate interim statement of comprehensive income.

Below is the supplementary information on Cibest's most significant associates and joint ventures as of March 31, 2026 and December 31, 2025:

As of March 31, 2026

Company name	Classification	Assets	Liabilities	Revenue from ordinary activities	Gain / (Loss)
In millions of COP
Protección S.A.	Associates	3,566,451	860,565	374,585	87,592
International Ejecutiva de Aviación S.A.S.	Joint ventures	120,773	116,060	8,659	(2,118)
Puntos Colombia S.A.S.	Joint ventures	296,425	234,925	78,551	3,776

As of December 31, 2025

Company name	Classification	Assets	Liabilities	Revenue from ordinary activities	Gain / (Loss)
In millions of COP
Protección S.A.	Associates	3,422,617	804,200	1,959,129	376,826
International Ejecutiva de Aviación S.A.S.	Joint ventures	124,574	115,822	87,639	7,723
Puntos Colombia S.A.S.	Joint ventures	300,468	242,743	479,509	31,774

For the purpose of applying the equity method to associates and joint ventures, the financial statements as of February 28, 2026 and December 31, 2025 respectively.

NOTE 7. OTHER ASSETS, NET

The following details other assets, net as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
In millions of COP
Rights to be applied	1,065,718	69
Other accounts receivable (2)	140,145	57
Tax credit balances (3)	5,793	-
Prepaid expenses	330	413
Total other assets, net	1,211,986	539
(1) This mainly refers to dividends receivable from Grupo Agromercantil Holding COP 131,388, Puntos Colombia S.A.S. COP 8,001, and Protección S.A.COP 755.
(2) This refers to withholding tax on investment income and dividends.

NOTE 8. BORROWINGS FROM OTHER FINANCIAL INSTITUTIONS
The composition of financial obligations measured at amortized cost as of March 31, 2026 and December 31, 2025 is as follows:

	March 31, 2026	December 31, 2025
In millions of COP
Obligations granted by foreign banks (1)	1,082,980	1,412,752
Total	1,082,980	1,412,752
(1) In the first quarter of 2026, prepayments were made on the loans granted to Bancolombia Panamá. See Note 5.1 Hedge of a net investment in a foreign operation.
Obligations granted by foreign banks

Financial entity	Minimum rate	Maximum rate	March 31, 2026
In millions of COP
Financing with Correspondent Banks (1) (2)	5.59%	5.75%	1,082,980
Total			1,082,980
(1)See Note 5.1 Hedge of a net investment in a foreign operation.
(2)This amount includes principal of COP 1,080,867, and accrued interest of COP 2,113.

Financial entity	Minimum rate	Maximum rate	December 31, 2025
In millions of COP
Financing with Correspondent Banks	5.79%	5.85%	1,412,752
Total			1,412,752
The contractual maturities of financial obligations with foreign entities are as follows:

	March 31, 2026	December 31, 2025
In millions of COP
Long term (less than 1 year)	1,082,980	1,412,752
Total	1,082,980	1,412,752

NOTE 9. PREFERRED SHARES
Cibest recognized a financial liability for the obligation to pay preferential cash dividends to the holders of preferred shares.

Details of the liability related to preferred shares as of March 31, 2026 and December 31, 2025 are as follows:

	March 31, 2026	December 31, 2025
In millions of COP
Opening balance - minimum dividend on preferred shares (1)	583,477	545,873
Accrual of the minimum dividend on preferred shares	(56,974)	-
Interest expense on preferred shares (2)	14,264	37,604
Total	540,767	583,477
1

(1) See Note 1. Reporting Entity.
(2) See details in Note 15.1 Interest Expenses

NOTE 10. INCOME TAX

The income tax is recognized in accordance with current tax regulations.
10.1. Components recognized in the separate income statement
The following chart provides a detailed breakdown of the total income tax for the periods ended March 31, 2026 and 2025.

	Accumulated
	2026	2025
In millions of COP
Current tax
Fiscal year	(2,384)	-
Total, current income tax (1)	(2,406)	-
Deferred tax	-	-
Fiscal year	4,136	-
Total, deferred tax	4,136	-
Total income tax continuous operations	1,730	-
(2) This amount, together with the current income tax recognized in OCI (see Note 10.4), comprises the amount recognized as a current tax liability for the year 2026.

10.2. Regulatory and legal changes

The Constitution of Colombia provides that, when events occur that seriously disrupt the country’s economic, social, and ecological order, the President of the Republic is authorized, with the signatures of all his ministers, to declare a state of emergency. This allows him to issue decrees with the force of law, aimed exclusively at mitigating the crisis. These powers also allow, on a temporary basis, for the establishment of new taxes or the modification of existing ones; such regulations cease to apply at the end of the following fiscal year.

On February 11, 2026, the Colombian government issued Decree 150, declaring a State of Economic, Social, and Ecological Emergency in certain departments of Colombia due to winter emergencies, and subsequently, on February 24, 2026, it issued Legislative Decree 173, which established, as a temporary tax measure for the 2026 fiscal year, a wealth tax on Colombian legal entities that are income tax payers. This tax is levied on the possession of liquid assets that, as of March 1, 2026, are equal to or exceed 200,000 UVT (COP $10.475 billion for 2026), at a general rate of 0.5%. Both Decrees remain in force and are currently under review by the Constitutional Court of Colombia.

10.3. Reconciliation of the effective tax rate

The detailed reconciliation between the total income tax expenses calculated at the current nominal tax rate and the recognized fiscal expense in the separate income statement for the periods ended March 31, 2026 and 2025:

	Accumulated
Effective tax rate reconciliation	2026	2025
In millions of COP
Income before taxes on continuous operations	1,434,165	9
Applicable tax at nominal rate (1)	(501,957)	(3)
Non-deductible expenses for the determination of taxable profit	(30,988)	-
Net book and non-taxable income for the determination of taxable profit	524,422	3
Net tax and non-accountable income for the determination of taxable profit (2)	(924,700)	-
Net income from ordinary activities exempted from taxation	96,884	-
Income from ordinary activities not constituting income or occasional gain from taxable activities	826,875	-
Previous fiscal years	(22)	-
Other tax rate effects due to reconciliation between book income and tax expense	11,216	-
Total tax continuous operations	1,730	-
(1) The nominal income tax rate is 35%.
(2) This applies to dividends paid out as tax-exempt by subsidiary companies.
10.4. Components recognized in the Statement of Comprehensive Income Separate (OCI)

From January 1 to march 31, 2026
In millions of COP
	Amounts before taxes	Deferred tax	Current tax expense	Net taxes
Utility in valuation of financial instruments	67	(8)	-	59
Net loss from investments in subsidiaries accounted for using the equity method (1)	(367,499)	-	-	(367,499)
Net loss from investments in associates and joint ventures accounted for using the equity method	(937)	-	-	(937)
Gain on hedging of net investments in foreign operations	29,419	(3,217)	(7,080)	19,122
Net	(338,950)	(3,225)	(7,080)	(349,255)
(1) Contains the effects of changes in the concept referred to in the ORI as “Surplus from equity participation”.

10.5. Deferred tax
According to financial projections, the Group expects to generate sufficient net income in the future to offset the items recorded as deductible deferred taxes. These estimates are based on financial projections that were developed using economic research data from the Cibest Group and the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, portfolio growth, and interest rates. In addition to these factors, the Cibest Group’s long-term strategy is also taken into account.

	December 31, 2025	Effect on Income Statement	Effect on OCI	March 31, 2026
In millions of COP
Asset Deferred Tax:	-	-	-	-
Other Deductions	360	8,320	-	8,680
Total Asset Deferred Tax	360	8,320	-	8,680
Liability Deferred Tax:	-	-	-	-
Investment Valuation	(4,073)	(386)	(8)	(4,467)
Financial obligations(1)	(8,859)	(3,798)	(3,217)	(15,874)
Total, deferred tax liabilities	(12,932)	(4,184)	(3,225)	(20,341)
Total, net deferred tax	(12,572)	4,136	(3,225)	(11,661)

(1) The change in ORI is due to investment hedging—see Note 5.1. Net investment hedging in a foreign operation

10.6. Amount of temporary differences in subsidiaries, branches, and associates over which deferred tax was not recognized is

In accordance with IAS 12, no deferred tax credit was recorded, because Management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

	March 31, 2026	December 31, 2025
In millions of COP
Temporary differences	-	-
Local subsidiaries	(4,577,718)	(5,665,440)
Foreign subsidiaries	(6,813,726)	(7,209,144)
10.7. Dividends
10.7.1 Dividend Payment
Dividends to be distributed by the Cibest Group's will be subject to the application of section 48 and 49 of the Colombian Tax Code, and consequently, they will be subject to a withholding tax established by the norm. This is in accordance with the tax characteristics of each shareholder.

10.7.2 Dividends received from Colombian Subsidiary Companies
Considering the historical tax status of the dividends received by the Cibest Group's from its affiliates and national subsidiaries, it is expected that in the future dividends will be received on the basis of non-income tax. They will not be subject to withholding tax, taking into account that the Cibest Group's, its affiliates and national subsidiaries belong to the same business group.
10.8. Uncertain tax positions

In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Cibest Group's.
In Colombia, due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax administration's judgment may differ from that applied by Cibest Group's at any time. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect accounting of assets or liabilities for deferred or current taxes, in accordance with the requirements of IAS 12. However.
Based on the criteria established in the interpretation of IFRIC 23, Cibest Group's did not recognize uncertain tax positions in its financial statements.
10.9. Transfer Pricing Rules
Cibest Group's recognizes transactions between related parties by applying the arm's length principle. These transactions are documented and reported to the Colombian tax administration. No transfer pricing adjustments are expected for the current fiscal year.

NOTE 11. OTHER LIABILITIES

The following section details other liabilities to March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
In millions of COP
Accounts payable (1)	4,356,044	1,702
Salaries and labor obligations	758	272
Short-term benefits and bonuses	467	2,328
Others	5,172	1
Total	4,362,441	4,303
(1)This mainly relates to accrued dividends in the amount of COP 4,300,905 . It also includes a provision for business and trade tax of COP 24,799 and for property tax of COP 14,891, as well as withholding tax on financial obligations denominated in foreign currency in the amount of COP 11,922.

NOTE 12. SHARE CAPITAL

The subscribed and paid-in capital is the following:

	March 31, 2026	December 31, 2025
Authorized shares	1,400,000,000	1,400,000,000
Subscribed and paid-in shares	509,704,584	509,704,584
Common shares	(601,452)	(601,452)
Total shares	509,103,132	509,103,132
Preferred shares issued and fully paid	452,122,416	452,122,416
Preferred shares	(12,043,182)	(8,010,884)
Total preferred shares	440,079,234	444,111,532
Total shares	949,182,366	953,214,664
Subscribed and paid capital (nominal value in millions of COP)	480,914	480,914
Authorized shares (nominal value, in millions of COP)	700,000	700,000
(1) The par value per share is five hundred pesos.

Distribution and payment of dividends

Dividends must be approved at the Ordinary General Meeting upon the recommendation of the Board of Directors.

Except in the events indicated below, this approval corresponds to a simple majority of the shares represented at the Meeting.

In accordance with the legal regime applicable to Cibest, the company is required to distribute at least fifty percent (50%) of its net profits, unless shareholders representing seventy-eight percent (78%) of the shares present at the meeting approve a different distribution amount. When the total of the legal, statutory, or occasional reserves exceeds one hundred percent (100%) of subscribed share capital, the mandatory distribution of net profits increases to seventy percent (70%).

Dividend distribution must be made to all shareholders in cash and within the year following the General Assembly in which the dividend was declared. If not paid in cash, the dividend payment—requiring shareholders to receive it in the form of fully paid-up shares of the company—shall require the favorable vote of eighty percent (80%) of the represented ordinary shares and eighty percent (80%) of the subscribed preferred shares with no voting rights.

The annual net profits of Cibest must be applied as follows: (i) first, an amount equal to 10% of Cibest’s net profits to a legal reserve until such reserve is equal to at least 50% of the Cibest’s subscribed share capital; (ii) second, to the payment of the minimum dividend on the preferred shares and without voting rights; and (iii) third, as may be determined in the ordinary annual general ordinary shareholders' meeting by the vote of the holders of a majority of the shares entitled to vote.

Common shares

The holders of common shares are entitled to vote on any matter subject to approval at an annual general ordinary shareholders' meeting. Within 15 business days prior to such meeting, such holders are entitled to inspect the books and records of the Company.

Also, the holders of common shares will receive a proportion of the profits subject to the provisions of law, statutes and established at general shareholders’ meeting.The dividend received by holders of common shares may not be higher than the dividend assigned to preferred shares and without voting rights.

Preferred shares with no voting rights

The holders of preferred shares with no voting rights are entitled to receive dividends based on the net profits of the previous year, after deducting the losses affecting the capital and after deducting the amount legally allocated to the legal reserve, but before creating or accruing any other reserve.

The minimum preferred dividend shall be equal to one percent (1%) per annum of the subscription price of the preferred share provided that this dividend is higher than the dividend assigned to the common shares. Otherwise, the dividend will be increased up to an amount equal to the dividend per share of common stock.

The payment of the preferred dividend will be made at the time and in the manner established by the general shareholders' meeting and with the priority established by Colombian law.

Any dividend payable in shares issued as a stock dividend of the Company requires the approval of eighty percent (80%) or more of the ordinary shares represented and eighty percent (80%) or more of the outstanding preferred shares without voting rights. In the event that none of the holders of non-voting preferred shares is present at such meeting, the share dividend may only be distributed to holders of ordinary shares who approve such distribution.

Reserved Shares

These are the shares available between the maximum limit of authorized capital and the subscribed share capital. Cibest has 438,173,000 shares in reserve.

NOTE 13. APPROPRIATED RESERVES

As of March 31, 2026 and december of 2025, the reserves were made up as follows:

	March 31, 2026	December 31, 2025
In millions of COP
Appropriation of net income (1)	5,013,050	8,578,816
Occasional reserve (2)	3,760,983	1,166,556
Reserve for treasury share acquisition (3)	1,098,236	918,582
Total reserves (3)	9,872,269	10,663,954
(1)In compliance with Article 452 of the Commercial Code of the Republic of Colombia and is mandatory until it reaches fifty percent (50%) of subscribed share capital. The legal reserve serves two specific purposes: to increase and maintain the company’s capital, and to absorb losses arising from operations. Therefore, its balance may not be distributed as dividends to shareholders
(2)The occasional reserve for equity strengthening and future growth.
(3)In June 2025, the General Shareholders’ Meeting approved the creation of a reserve in the amount of COP 1,350,000, intended for the implementation of a share repurchase program, which commenced on July 17, 2025. Subsequently, at the General Shareholders’ Meeting held on March 24, 2026, the termination of the program was approved, along with the establishment of an additional reserve totaling COP 431,418, in order to implement a new share repurchase program for a maximum amount of up to COP 1,350,000 and an execution period of up to three years. As of March 31, 2026, cumulative share repurchases amount to COP 683,182, a figure that includes transaction costs of COP 880.
(4)See Condensed Separate Interim Statement Of Changes In Equity from Grupo Cibest.
As of March 31, 2026, the movement in the reserve for the reacquisition of shares is as follows:

	March 31, 2026	December 31, 2025
In millions of COP
Opening balance	918,582	-
Establishment of a reserve for the repurchase of treasury shares	431,418	1,350,000
Repurchase of ordinary shares (1)	-	(34,706)
Repurchase of preferred shares (2)	(251,760)	(395,836)
Transactional costs	(4)	(876)
Balance of the reserve for the repurchase of own shares (3)	1,098,236	918,582
(1) As of March 31, 2026, 601,452 ordinary shares had been repurchased. See Note 12. Share Capital
(2)As of March 31, 2026 12,043,182 preferred shares had been repurchased. See Note 12. Share Capital

NOTE 14. OPERATING INCOME
The following information pertains to operating income for the periods ending March 31, 2026 and 2025:

14.1 Net Income from Equity Method Investments
The following table shows the details of dividend and equity participation income for the periods ended March 31, 2026, and 2025.

Income from equity participation	March 31, 2026	March 31, 2025
In millions of COP
Equity method	1,499,595	-
Bancolombia S.A.	1,238,007	-
Banagrícola S.A. and Subsidiaries	117,518	-
Grupo Agromercantil Holding	81,770	-
Cibest Investments S.A.S.	64,187	-
Other Subsidiaries	(1,887)	-
Equity method investments in associates and joint ventures	1,431	-
Equity Instruments	52	9
Total net income from equity interest	1,501,078	9

14.2 Other operating income

Other operating income, net, is comprised of the following items for the periods ended March 31, 2026, and 2025.

Other operating income. net	March 31, 2026	March 31, 2025
In millions of COP
Interest income	24,628	-
Virtual investment interest	20,838	-
Savings account interest	3,790	-
Other income	(187)	-
Exchange rate difference	(422)	-
Others	235	-
Total other operating income, net	24,441	-
NOTE 15. OPERATING EXPENSES

The following information relates to operating expenses for the years ended March 31, 2026 and 2025:

15.1 Interest expense
The breakdown of interest expenses for the years ending March 31, 2026 and 2025 is as follows:

Interest expense	March 31, 2026	March 31, 2025
In millions of COP
Interest on financial obligations (1)	18,448	-
Interest on preferred shares (2)	14,265	-
Total interest expense	32,713	-
(1)Primarily interest accrued on long-term foreign currency financial obligations.
(2)Primarily accrual of interest on preferred shares.

15.2. Other administrative and general expenses
The details of other administrative and general expenses as of March 31, 2026 and 2025 are as follows:

Other administrative and general expenses	March 31, 2026	March 31, 2025
In millions of COP
Taxes (1)	24,736	-
Fees (2)	1,891	-
Audit and board fees	806	-
Commissions	791	-
Others (3)	12,545	-
Total other administrative and general expenses	40,769	-
Wealth tax	14,891	-
(1)Mainly ICA tax on dividends received for COP 24,113.
(2)Primarily for investor relations and capital markets fees.
(3)Mainly tax assumed for interest paid on financial obligations in Panamá for COP 11,922.

NOTE 16. RELATED PARTY TRANSACTIONS

During the three-month period ended March 31, 2026, no related party transactions were identified that had a material effect on the financial position or financial performance of Cibest.

As of March 31, 2026, directors were paid fees totaling COP 468 for attending Board meetings.
NOTE 17. LIABILITIES FROM FINANCING ACTIVITIES

The following table presents the reconciliation of the balances of liabilities from financing activities as of March 31, 2026:

	Beginning balance as of January 1, 2026	Cash flows	Changes other than cash		Ending balance as of March 31, 2026
			Adjustment for the effects of exchange rate changes	Accrued interest
In millions of COP
Liabilities from financing activities
Financial obligations (1)	1,412,752	(317,987)	(30,233)	18,448	1,082,980
Preferred stock	583,477	(56,974)	-	14,264	540,767
Total liabilities from financing activities	1,996,229	(374,961)	(30,233)	32,712	1,623,747
(1)The amounts correspond to the restatement of capital of COP 29,419 and the restatement of interest of COP 814.
1

NOTE 18. FAIR VALUE OF ASSETS AND LIABILITIES

To determine fair value, the characteristics of the asset or liability are considered in the same manner as market participants would consider them when pricing the asset or liability at the measurement date.

Valuation process for fair value measurements

Valuation at fair market value is performed using the prices, inputs, and methodologies provided by the Group’s official price provider, Precia.

All methodologies and procedures developed by the pricing services provider are supervised by the Superintendencia Financiera de Colombia, which has its authorization.

The following table presents the carrying amount and fair value of assets and liabilities as of March 31, 2026 and December 31, 2025.

	March 31, 2026		December 31, 2025
	Carrying value	Fair value	Carrying value	Fair value
In millions of COP
Assets
Investments at amortized cost (1)	929,397	929,397	1,331,390	1,331,390
Equity instruments (1)	12,224	12,224	4,384	4,384
Asset held for sale	5,175,028	5,175,028	5,263,986	5,263,986
Total assets	6,116,649	6,116,649	6,599,760	6,599,760
Liabilities
Financial obligations (2)	1,082,980	1,082,980	1,412,752	1,412,752
Preferred stock (3)	540,767	322,069	583,477	324,260
Total liabilities	1,623,747	1,405,049	1,996,229	1,737,012
(1)See Note 4. Financial assets investments, Net and Derivatives
(2)See Note 8. Borrowings From Other Financial Institutions
(3)See Note 9. Preferred Shares

Fair value measurement

Assets and liabilities

a. Equity securities

Cibest performs the market price valuation of its equity investments using the prices provided by Precia, and classifies these investments according to the procedure described at the beginning of this note. Likewise, to determine the fair value of unquoted equity securities, Cibest adjusts the value of the investment based on its ownership percentage and the subsequent changes in the issuer’s equity. Holdings in mutual funds, trusts, and collective portfolios are valued using the unit value calculated by the management company.

b. Assets held for sale measured at fair value less costs to sell

Cibest measured its investment in Banistmo S.A., classified as held for sale, at fair value less costs to sell.
Fair value hierarchy

IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS the financial instruments are classified as follows:

Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain retained residual interests in securitizations, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Assets and liabilities measured at fair value on a recurring basis

The following table presents assets and liabilities by fair value hierarchy that are measured on a recurring basis as of March 31, 2026 and December 31, 2025:

ASSETS
Instrument type	March 31, 2026				December 31, 2025
	Rating hierarchy			Total fair value	Rating hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Equity instruments
Equity instruments at fair value	-	7,898	4,326	12,224	-	124	4,260	4,384
Total equity instruments	-	7,898	4,326	12,224	-	124	4,260	4,384
Total assets	-	7,898	4,326	12,224	-	124	4,260	4,384

Fair value of assets and liabilities measured at fair value on a non‑recurring basis

Cibest measured the discontinued operation Banistmo S.A., classified as held for sale, at fair value less costs to sell. The following breakdown presents the fair value hierarchy of the assets, classified by level:

ASSETS
Instrument type	March 31, 2026				December 31, 2025
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Asset held for sale	-	-	5,175,028	5,175,028	-	-	5,263,986	5,263,986
Total	-	-	5,175,028	5,175,028	-	-	5,263,986	5,263,986

Fair value of assets and liabilities that are not measured at fair value in the statement of financial position

The following table presents for each level of the fair value hierarchy Cibest's assets and liabilities that are not measured at fair value in the statement of financial position, however, the fair value as of March 31, 2026 and December 31, 2025:

ASSETS
Instrument type	March 31, 2026				December 31, 2025
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Investments at amortized cost	-	-	929,397	929,397	-	-	1,331,390	1,331,390
Total	-	-	929,397	929,397	-	-	1,331,390	1,331,390

LIABILITIES
Instrument type	March 31, 2026				December 31, 2025
	Valuation hierarchy			Total fair value	Valuation hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Financial obligations	-	-	1,082,980	1,082,980	-	-	1,412,752	1,412,752
Preferred stock	-	-	322,069	322,069	-	-	324,260	324,260
Total	-	-	1,405,049	1,405,049	-	-	1,737,012	1,737,012

IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for being measured at fair value.

The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:

Short-term financial instruments

Short-term financial instruments are valued at their carrying amounts included in the consolidated statement of financial position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’ acceptances, accounts receivable, accounts payable, accrued interest payable and bank acceptances outstanding.

Borrowings from other financial institutions

The fair value of borrowings from other financial institutions were determined using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing. Subsequently, the cash flows were discounted using reference curves formed by the weighted average of the Cibest’s deposit rates.

Preferred shares

In the valuation of the liability component of preferred shares related to the minimum dividend of 1% of the subscription price, Cibest uses the Gordon Model to price the obligation, taking into account its own credit risk, which is measured using the market spread based on observable inputs such as quoted prices of sovereign debt. The Gordon Model is commonly used to determine the intrinsic value of a stock based on a future series of dividends that are estimated by Cibest and growth at a constant rate considering the Cibest’s own perspectives of the payout ratio.

Changes in Level 3 fair value category

The following table presents the reconciliation of assets and liabilities measured at fair value on a recurring basis using unobservable inputs as of March 31, 2026:

As of March 31, 2026

Instrument type	Balance January 01, 2025	Included in income	Incluided in ORI	Purchases	Sales	Prepayments	Reclassifications	Transfers to Level 3	Transfers out of Level 3	Balance December 31, 2025
In millions of COP
Assets
Equity investments at fair value	4,259	-	67	-	-	-	-	-	-	4,326
Total assets	4,259	-	67	-	-	-	-	-	-	4,326

Level 3 fair value – transfers

The following were the significant level 3 transfers at March 31, 2026:

Transfers between Level 1 and Level 2 to Level 3:

As of March 31, 2026, no level transfers were reported for Cibest.

Transfers between Level 3 and Level 1 and 2:

As of March 31, 2026, no level transfers were reported for Cibest.

Transfers between Level 1 and Level 2 of the Fair Value hierarchy

As of March 31, 2026, no level transfers were reported for Cibest.

Quantitative Information about Level 3 Fair Value measurements

The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data. Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized through income statement. Favorable and unfavorable changes are determined on the basis of changes in the value of the instrument as a result of varying the levels of the unobservable input.

The following table sets forth information about significant unobservable inputs related to the Cibest’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.

As of March 31, 2026

Instrument type	Fair value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Input sensitivity increased by 100 bps	Input sensitivity decreased by 100 bps
In millions of COP
Equity instruments	4,326	Based on price	Price	NA	NA	NA	NA

NOTE 19. EVENTS AFTER THE REPORTING PERIOD

The separate financial statements of Grupo Cibest S.A. for the fiscal year ended March 31, 2026, were authorized for issuance by the Vice President of Strategy and Finance on May 4, 2026.

No material events have occurred between the reporting date and the date of publication that would require adjustments or additional disclosures in the separate financial statements.

RISK MANAGEMENT

The first months of 2026 have been marked by a stabilization in economic growth amid rising inflationary pressures. In particular, the conflict in the Middle East has intensified increases in international crude oil and natural gas prices, accelerating global inflation since March and sustaining an environment of risk aversion in international financial markets. In this context, central bank decisions continue to be characterized by caution. While the energy shock could push inflation upward, advanced economies may also experience slower economic growth. This backdrop further coincides with a challenging fiscal environment, in which interest rates have reflected a heightened perception of sovereign risk across several advanced and emerging economies.

CREDIT RISK

Credit risk is the risk of an economic loss to Grupo Cibest S.A. resulting from the counterparty, issuer, or debtor failing to meet their financial obligations, a decline in credit quality stemming from a downgrade in their rating, reduced earnings and returns, concessions granted in restructurings, and recovery costs.

Credit Risk Management – investment financial instruments

The portfolio is exposed to credit risks given the probability of incurring losses originated by the default in the payment of a coupon, principal and/or yields/dividends of a financial instrument by its issuer or counterparty. The probability of this type of events materializing may increase if there are scenarios of concentration in few issuers (counterparties) and whose credit performance is reflected by higher risk ratings; likewise, increases in credit risk may occur in scenarios in which the portfolio presents low levels of diversification at the level of type and sector of the counterparties with which financial asset transactions are carried out.

The Group maintains the control and continuous monitoring of the assigned credit risk limits, as well as the consumption thereof. Additionally, follows up and manages alerts on counterparties and issuers of securities, based on public market information and news related to their performance; this allows mitigating the risks of default or reduction of value for the managed positions.

Credit Quality Analysis - investment financial instruments

In order to evaluate the credit quality of a counterparty or issuer (to determine a risk level or profile), the Group relies on two rating systems: an external one and an internal one, both of which allow to identify a degree of risk differentiated by segment and country and to apply the policies that have been established for issuers or counterparties with different levels of risk, in order to limit the impact on liquidity and/or the income statement of Grupo Cibest S.A.

External credit rating system: is divided by the type of rating applied to each instrument or issuer; in this way the geographic location, the term and the type of instrument allow the assignment of a rating according to the methodology that each examining agency uses.

Internal credit rating system: the “ratings or risk profiles” scale is created with a range of levels that go from low risk to high risk (this can be reported in numerical or alphanumerical scales), where the rating model is sustained by the implementation and analysis of qualitative variables and other objective criteria at the sector at sector level, which according to the relative analysis of each variable, determine credit quality; in this way the internal credit rating system aims to establish adequate margin in decision-making regarding the management of financial instruments.

In accordance with the criteria and considerations specified in the internal rating allocation and external credit rating systems methodologies, the following schemes of relation can be established, according to credit quality given to each one of the qualification scales:

Low Risk: all investment grade positions (from AAA to BBB-), as well as those issuers that according to the information available (financial statements, relevant information, external ratings, CDS, among others) reflect adequate credit quality.

Medium Risk: all speculative grade positions (from BB+ to BB-), as well as those issuers that according to the available information (Financial statements, relevant information, external qualifications, CDS, among others) reflect weaknesses that could affect their financial situation in the medium term.

High Risk: all positions of speculative grade (from B+ to D), as well as those issuers that according to the information available (Financial statements, relevant information, external qualifications, CDS, among others) reflect a high probability of default of financial obligations or that already have failed to fulfill them.

The credit risk rating of the Republic of Colombia was downgraded following the latest reports issued in 2025 by Moody’s (to Baa3) and S&P (to BB). As a result, positions in Colombian sovereign debt and Colombian issuers have been reclassified to the medium-risk category.

•Credit Quality Analysis

Maximum Exposure to Credit Risk	Debt Instruments		Equity
	March 31, 2026	December 31, 2025	March 31, 2026	December 31, 2025
In Millions of COP
Low Risk	-	-	-	-
Medium Risk	929,397	1,331,390	7,898	124
Hihg Risk	-	-	-	-
Without Rating	-	-	4,326	4,260
Total	929,397	1,331,390	12,224	4,384

•Financial credit quality of investment financial instruments

Debt instruments: 100% of the debt instruments are not in default.
Equity: The positions that do not represent significant risks are not in default.

•Maximum exposure level to the credit risk given:

Maximum Exposure to Credit Risk	Maximum Exposure		Collateral		Net Exposure
	March 31, 2026	December 31, 2025	March 31, 2026	December 31, 2025	March 31, 2026	December 31, 2025
In Millions of COP
Debt Instruments (1)	929,397	1,331,390	–	–	929,397	1,331,390
Equity (1)	12,224	4,384	–	–	12,224	4,384
Total	941,621	1,335,774	–	–	941,621	1,335,774
(1) See Note 4.Financial assets investments

MARKET RISK
Market risk refers to the possibility of incurring losses due to changes in equity prices, interest rates, exchange rates, and other indicators whose values are determined in public markets. It also encompasses the probability of unexpected changes in net interest income and the economic value of equity resulting from fluctuations in market interest rates.
At Grupo Cibest S.A., market risks are identified, measured, monitored, controlled and communicated to make timely decisions for their adequate mitigation and to generate greater added value for shareholders. The guidelines or risk framework, policies and methodologies for market risk management are approved by the Board of Directors.
Measurement, management and control of market risks, an internal methodology is used by weighted historical simulation, using a confidence level of 99%, a holding period of 10 days, and a time window of one year or 250 daily data.
Market Risk Management
This section describes the market risk to which Grupo Cibest S.A. is exposed, as well as the tools and methodologies used in its measurement as of March 2026. Grupo Cibest S.A. measures its market risk exposure using a Weighted Historical Simulation Value at Risk (VaR) methodology, with a 99% confidence level and a 10-day time horizon.
Grupo Cibest S.A. total exposure to market risk has registered a Value at Risk (VaR) of COP 239,372. This result is mainly due to exposure to the exchange rate factor, originating from the position denominated in US dollars corresponding to COP 5.9 billion. Additionally, although to a lesser extent, the COP 7,898 participation in the Renta Liquidez Investment Fund contributed to the level of risk presented. Details are presented in the table below:

Risk factor	March 31, 2026
In millions of COP
End of period
Exchange rate	239,393
Collective investment funds	(21)
Total VaR	239,372

Assumptions and limitations of VaR model
Although VaR models represent a recognized tool for risk management, they have inherent limitations, including reliance on historical data that may not be indicative of the future behavior of market variables. Accordingly, VaR models should not be considered predictive of future outcomes. In this regard, an entity could incur losses that exceed the values indicated by the models for a specific day or period, i.e. VaR models do not calculate the largest possible loss. Accordingly, the results of these models and the analysis of these models are subject to the expertise and reasonable judgement of those involved in Grupo Cibest S.A.'s risk management.

LIQUIDITY RISK
Liquidity risk is understood as the inability to meet payment obligations in a full and timely manner on the corresponding dates due to insufficient liquid resources and/or the need to assume excessive funding costs.
Liquidity risk management policies and guidelines are defined through the various senior management levels. These levels consist of the board of directors, the risk committee and senior management, and are responsible for defining the risk appetite and hence the financial strategy to be followed.
The measures to control liquidity risk include the definition of liquidity limits, which allow a proactive assessment of the entity's level of exposure. The methodologies used to control liquidity risk include cash flows in the different currencies in which operations are conducted.
Exposure to liquidity risk
To estimate liquidity risk, a cash flow is calculated to ensure that liquid assets held are sufficient to cover potential net cash outflows in 30 days. The liquidity indicator is presented as follows:

Liquidity Coverage Ratio	March 31, 2026
In millions of COP
Net cash outflows into 30 days	1,259,742
Liquid assets (1)	1,372,488
Liquidity coverage ratio	2,632,230

The following table provides further details in Grupo Cibest S.A.'s liquid assets:

Liquid Assets (2)	March 31, 2025
In millions of COP
Cash COP	1,338,234
Cash USD (2)	27,936
Collective investment funds (3)	6,318
Total Liquid Assets	1,372,488

(1) Liquid assets: Liquid assets will be considered those that are easily realized that form part of the entity's portfolio or those that have been received as collateral in active operations in the money market, and that have not been subsequently used in passive operations in the monetary market and do not have any mobility restrictions. The following are considered liquid assets: available assets, shares in open collective investment funds without a permanence agreement, shares registered on the Colombian stock exchange that are eligible to be subject to repo or repo operations, and negotiable investments available for sale. sale of fixed income securities.
(2) The amount available in US dollars is subject to a haircut or reduction equivalent to 21.6%.
(3) Renta Liquidez Collective Investment Fund is subject to a haircut or reduction of 20%.

Contractual maturities of financial assets and liabilities
Contractual maturities of principal on financial assets are presented below:

Contractual maturities of assets at March 2026

Assets	0-30 days	31 days -1 year	1-3 years	3-5 years	Over 5 years
In millions of COP
Cash and cash equivalents	1,373,866	-	-	-	-
Securities	924,317	-	-	-	-
Total Assets	2,298,183	-	-	-	-

Contractual maturities of principal and interest on liabilities are presented below:

Contractual maturities of liabilities as at March 2026

Liabilities	0-30 days	31 days -1 year	1-3 years	3-5 years	Over 5 years
In millions of COP
Financial obligations	-	1,082,980	-	-	-
Preferred stock	-		-	-	540,767
Total Liabilities	-	1,082,980	-	-	540,767